Exhibit 10.1

ALLIANCE AGREEMENT***

THIS AGREEMENT is made this 3rd day of June, 2005 (the “Effective Date”), by and between Digital Insight Corporation (“Digital Insight” or “Digital Insight”) and Metavante Corporation (“Metavante”), and does supercede and replace any and all other agreements between the parties regarding the subject matter hereof.

WHEREAS, Metavante by itself or through its subcontractor(s), offers the payment fulfillment services described in Schedule A hereto (the “Payment Services”) and the total bill management services (the “CSP Services”) described in Schedule B hereto (collectively, the Payment Services and CSP Services are referred to herein as the “EPP Services”); and

WHEREAS, Digital Insight provides internet banking and cash management services to financial institutions and desires to offer the EPP Services to financial institutions which contract with Digital Insight for such internet banking services (“Customers”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties, intending legally to be bound, mutually agree as follows:

The term of this Agreement shall commence on the Effective Date and end on the fifth (5th) anniversary of the last day of the month in which the Effective Date occurs (the “Initial Term”).

As of the Effective Date, the parties acknowledge that this Agreement includes the following Schedules:

SCHEDULE A	–	PAYMENT SERVICES

SCHEDULE B	–	CSP SERVICES

SCHEDULE C	–	JOINT DEVELOPMENT

SCHEDULE D	–	FEE SCHEDULE

SCHEDULE E	–	SERVICE LEVEL SCHEDULE

SCHEDULE F	–	LATE PAYMENT FEES

SCHEDULE G	–	SALES AND MARKETING

SCHEDULE H	–	FRAUD RISK

The general terms and conditions and all schedules and exhibits attached hereto are incorporated herein and deemed part of this Agreement.

***	CONFIDENTIAL TREATMENT REQUESTED. Portions of this Exhibit have been omitted based on a request for confidential treatment. These portions have been filed separately with the Commission.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on their behalf as of the date first above written.

METAVANTE CORPORATION		DIGITAL INSIGHT CORPORATION

4900 W. Brown Deer Road

Brown Deer, WI 53223

By:	/s/ Frank G. D’Angelo	By:	/s/ Jeffrey Stiefler

Name:	Frank G. D’Angelo	Name:	Jeffrey Stiefler

Title:	President and Chief Operating Officer, Payment Solutions Group	Title:	Chairman, President, and CEO

By:		By:	/s/ Robert Meagher

Name:	David S. Fortney	Name:	Robert Meagher

Title:	Senior Vice President and Division Executive	Title:	Executive Vice President Sales and Marketing

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1. DEFINITIONS . As used in this Agreement, the defined terms shall have the respective meanings as set forth in Section 14.

2. PERFORMANCE OBLIGATIONS.

2.1. Performance of EPP Services.

A. By Metavante Affiliates or Subcontractors. Digital Insight understands and agrees that the actual performance of the EPP Services may be made by the divisions or subsidiaries of Metavante Corporation, Affiliates of Metavante Corporation, or subcontractors of any of the foregoing Entities (collectively, the “Eligible Providers”). For purposes of this Agreement, performance of the EPP Services by any Eligible Provider shall be deemed performance by Metavante Corporation itself. Metavante shall remain fully responsible for the performance or non-performance of each Eligible Provider under this Agreement, to the same extent if Metavante itself performed or failed to perform such services. Digital Insight agrees to look solely to Metavante, and not to any Eligible Provider, for satisfaction of any claims Digital Insight may have arising out of this Agreement or the performance or nonperformance of Services.

B. Right to Perform Services in Most Efficient Manner. Digital Insight understands and agrees that, in providing EPP Services for Digital Insight hereunder, Metavante may use the most effective or efficient means deemed reasonable or necessary by Metavante in its sole discretion, provided that the foregoing shall not affect Metavante’s obligation to provide the EPP Services in accordance with the Performance Warranty, the Service Levels, or other terms of this Agreement. For example, Metavante has the right to consolidate and remit all payments for a particular payee to that payee’s central payment processing center rather than remitting any User’s payment to a different address of the payee designated by the User.

C. Payee Contacts. Digital Insight authorizes and directs Metavante to contact payees with respect to disputes or issues regarding payments processed by or for Digital Insight, Customers or Users through the Payment System.

2.2. General. Beginning on the Effective Date and continuing for as long as this Agreement remains in effect, Metavante grants to Digital Insight and its Affiliates a non-exclusive, non-assignable, non-transferable right to market the EPP Services directly to Customers, and Digital Insight agrees to offer the EPP Services to Customers. Digital Insight agrees that it is responsible for assuring compliance with this Agreement by those Affiliates reselling EPP Services under this Agreement, and the term “Customer” shall be deemed to include financial institutions signing agreements with Digital Insight’s Affiliates for the EPP Services. Digital Insight agrees to pay any and all fees owed under this Agreement for EPP Services rendered for its Affiliates.

2.3. Metavante’s Responsibilities.

A. Metavante shall maintain and operate the EPP Services.

* * *

***	Omitted pursuant to a confidential treatment request and filed separately with the Commission.

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* * *

2.4 Sales and Marketing. Metavante and Digital Insight will perform Sales and Marketing obligations set forth in Schedule G.

2.5 Digital Insight’s Responsibilities.

A. Customer Agreements. Digital Insight shall enter into agreements with Customers using such form of agreement as is developed by Digital Insight in its sole discretion including such terms and pricing as Digital Insight shall establish in its sole discretion. Digital Insight acknowledges that Metavante has provided Digital Insight with a list of Customer obligations in Exhibit A hereto and that Digital Insight shall be directly responsible to Metavante for each Customer’s performance of, or failure to perform, such obligations. Digital Insight shall be solely responsible to each Customer and User for the EPP Services.

B. Fees and Charges. Digital Insight shall pay fees and charges to Metavante for the EPP Services as set forth in Schedule D hereof.

C. Taxes. As between Digital Insight and Metavante, Digital Insight shall be responsible for any and all taxes payable as a result of or in connection with providing the EPP Services for Digital Insight or Users, except for those taxes based on the net income of Metavante. On Digital Insight’s request, Metavante shall reasonably cooperate with Digital Insight in contesting the validity or imposition of any such taxes which are the responsibility of Digital Insight hereunder with the appropriate taxing authority, at Digital Insight’s sole cost and expense.

D. Terms of Payment.

(1)	Metavante will monthly invoice Digital Insight for fees incurred during the preceding month.

(2)	Subject to the terms set forth in Section 2.5 (D) 3 below, to effect payment of any and all amounts due and payable by Digital Insight to Metavante hereunder, Digital Insight hereby authorizes Metavante, upon Digital Insight’s failure to pay in full any undisputed amount within thirty (30) days of Metavante’s

***	Omitted pursuant to a confidential treatment request and filed separately with the Commission.

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invoice therefor, to initiate debit entries from, and, if necessary, initiate credit entries to, Digital Insight’s account at the depository institution designated by Digital Insight. Digital Insight shall also pay any collection fees (including reasonable attorneys’ fees) incurred by Metavante in collecting payment of the charges and any other amounts for which Digital Insight is liable under this Agreement. If Digital Insight fails to pay any amounts due under this Agreement, Digital Insight shall, upon demand, pay interest at the rate of 1.5% per month (but in no event higher than the highest interest rate permitted by law) on such delinquent amounts from their due date until the date of payment.

(3)	In addition to any other reports required hereunder, Metavante shall provide to Digital Insight a report with each monthly invoice containing information regarding usage of the EPP Services by Users during the preceding month as further described in Schedule E. To the extent reasonably practical, such reports shall be provided to Digital Insight in an electronic form that may be decoded in an automated manner for import into Digital Insight’s statistical database.

E. No Warranties. Digital Insight is expressly prohibited from extending any warranty or warranties on behalf of Metavante or its subcontractors to any party.

F. Front End Software for Payment Services. Digital Insight will develop applications and server software, as necessary and in accordance with mutually agreed upon specifications, to interface with the Payment System and transmit End Users’ Payment instructions to Metavante. The front end applications of Digital Insight must be tested and certified satisfactory by Metavante before being used by Digital Insight to interface with the Payment System. In the event that Digital Insight makes modifications to the interface between Digital Insight’s applications and Metavante’s Payment System, Digital Insight must re-test and re-certify the applications with Metavante. Metavante shall provide Digital Insight with notice of any material changes to specifications for interfacing with Metavante’s Payment System. Digital Insight shall modify its interface as necessary to comply with such specifications and shall re-test and re-certify the modified interface with Metavante. Metavante shall not be responsible for any nonperformance of the Payment Services or failure of the Payment System in the event that Digital Insight shall fail to obtain Metavante’s certification of Digital Insight’s front end applications or any modifications thereto. Metavante will provide Digital Insight with up to one-hundred (100) hours of technical support during each one (1) year period following the Effective Date, including technical consulting and other assistance as may be reasonably requested by Digital Insight for development, testing, certification, operation, maintenance, improvement and expansion of the Digital Insight’s interface to the Payment System. Any Technical Support in excess of such annual amount shall be provided at Metavante’s then standard rates for such services. As part of its technical support, Metavante shall (i) provide Digital Insight with a test environment (including, without limitation, any hardware or software) as necessary for the testing of the Digital Insight’s interface to the Payment System and (ii) provide certification of the Digital Insight interface following each testing or upon the reasonable request of Digital Insight.

G. Customer Communications. Digital Insight shall not issue any statements, correspondence or communications to Customers which reference Metavante or Metavante’s performance of the EPP Services without Metavante’s prior written approval. Metavante shall not issue any statements, correspondence or communications to Customers which reference Digital Insight or Digital Insight’s performance of its services without Digital Insight’s prior written approval. Notwithstanding the foregoing, neither party shall be prohibited from repeating or re-using statements, correspondence, or communications which were previously approved in writing by the other party, or from using or distributing materials prepared or approved by the other party, unless and until such other party shall revoke such approval in writing.

H. First Tier Support. Digital Insight agrees to not actively market Digital Insight first tier support to its Customers without the express written consent of Metavante. Digital Insight agrees that Metavante shall be the primary provider of first tier support for the bill payment service and will market Metavante as the preferred first tier support provider. While first tier support may be provided by the Customer or Digital Insight, the quality of first tier support is a reflection on the bill payment service provided by Metavante. Digital Insight agrees to make best commercial efforts to ensure proper training of each Customer taking on first tier support to reduce risk of a negative impression of Metavante’s bill payment services. In the event that a Customer solicits bids for providers of first tier support, Digital Insight may submit a bid for the business, with Metavante’s prior written consent. Within sixty (60) days following the Effective Date, Digital Insight shall update its pricing schedules and sales and marketing materials to include pricing for Metavante’s first tier support.

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2.6 Payments.

A. PROCESSING. Based on the instructions of Digital Insight or the Customer, Metavante shall either (a) charge (via ACH, paper drafts, or other means) each End User’s designated account for bill payment activities initiated by the End User or (b) charge the Customer’s settlement account, as designated by the Customer or Digital Insight, to fund such payments. Digital Insight authorizes and directs Metavante to contact payees and End Users with respect to payments processed by Metavante. All payee data and Metavante’s payee database shall be Metavante’s property, which may be used by Metavante without limitation for purposes of maintaining and providing “Pay Anyone” bill payment services for Metavante’s clients. Metavante shall have the right to remit, stop, cancel, and manage payments and ACH re-issuance and returns as deemed most reasonable by Metavante. Metavante may set an expiration date for payment checks. From time to time, Metavante may contact End Users to recover payment errors (common sources of payment errors include incorrect recipient (payee); delivered incorrectly by the postal service; consolidation error directed the payment to an incorrect party; stop-payment request honored and funds re-credited to End User’s account, but the check was paid; Metavante error; or duplicate payment made to payee). In the case of payment errors, Metavante will always contact the payee first to attempt direct retrieval of the funds. If Metavante is unable to retrieve the funds and the End User received benefit of the payment, Metavante may seek reimbursement from the End User. Metavante will notify Digital Insight forty-five (45) days in advance of any change to its payment processing procedure that would affect the timing of payments or the means of debiting the End User’s account.

B. FUNDING RISK. “Funding Risk” means the risk that a payment will not be funded because the End User’s deposit account does not have a balance sufficient to fund the payment. A payment that is remitted by Metavante but not funded by the End User is an “Unfunded Payment.”

(1) Metavante shall establish initial transaction and daily limits of *** per transaction (the “Transaction Limit”) and *** per End User per day (the “Daily Limit”). As part of the risk-managed payment model implemented for Digital Insight, Metavante assumes initial Funding Risk for payments of up to the Transaction Limit, up to the Daily Limit per End User per day. Metavante will increase the Transaction Limit or the Daily Limit for any Customer or End User upon Digital Insight’s written request, in which case Digital Insight shall be responsible to reimburse Metavante for the amount by which any Unfunded Payment exceeds the Transaction Limit or the amount by which total Unfunded Payments for any End User for any day exceeds the Daily Limit. Metavante reserves the right to take any action Metavante deems reasonably necessary to reduce Unfunded Payments or mitigate the Funding Risk, including, but not limited to, refusing to process additional bill payment requests from any End User or End Users deemed by Metavante to present an unacceptable risk, and/or reducing the Transaction Limit or Daily Limit for any Customer(s) or End User(s). Metavante shall notify Digital Insight forty-five (45) days in advance of any change to Metavante’s NSF policies or procedures.

(2) Digital Insight agrees in good faith to assist Metavante in reducing losses associated with Unfunded Payments. Digital Insight will communicate to it’s Customers that the Customer is responsible to undertake commercially reasonable efforts to minimize Unfunded Payments and to assist Metavante in collection/recovery of funds for those payments. Digital Insight shall exercise commercially reasonable efforts made in good faith to assist Metavante in recovering of funds from Users to satisfy Unfunded Payments.

(3) Metavante reserves the right to aggressively pursue reimbursement of bill payment funds, regardless of reason, from any User directly. In accordance with applicable laws, rules, and regulations, Digital Insight agrees to support Metavante’s efforts to recoup any losses due to non-sufficient funds (“NSF”) or for any other reason that Metavante is unable to obtain funds from the User for a payment that was made by Metavante. Digital Insight also agrees to notify its Customers of Metavante’s right to obtain reimbursement of bill payment funds from an End User.

(4) In the event losses to Metavante from Unfunded Payments exceed *** in any month, Digital Insight agrees to formally meet with Metavante to review these losses and consider appropriate processes to assist Metavante in recovering future Unfunded Payments more effectively. Digital Insight and Metavante will create and document a process for working with Customers to assist Metavante in recovery of Unfunded Payments. Metavante will not be responsible for any costs associated with implementing these processes at Digital Insight or its Customers.

***	Omitted pursuant to a confidential treatment request and filed separately with the Commission.

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C. FRAUD RISK. Metavante and Digital Insight will perform Fraud Risk obligations set forth in Schedule H.

D. LATE PAYMENT FEES. Metavante shall be responsible for late fees actually incurred and paid by End Users as set forth in Schedule F hereto.

2.7 Joint Development Efforts. Metavante and Digital Insight shall undertake the joint development efforts described in Schedule C hereto.

2.8. Channel Management.

A. To more effectively manage channel conflict issues between the two parties, Metavante and Digital Insight shall mutually develop a written “Rules of Engagement” document, as quickly as commercially reasonable following the Effective Date, for the sales and account management teams of both parties to follow.

B. Both parties shall implement associated activities within their sales and account management teams to ensure the understanding and adherence to the Rules of Engagement by those individuals within the sales and account management groups.

C. The parties acknowledge and agree that this is a mutually non-exclusive agreement and that both parties offer competing internet banking platforms and may freely compete with one another for any sales opportunity. The parties agree to conduct competitive activities in a professional manner and not in derogation of the good reputation of the other company. In the event either party believes that the other has engaged in behavior that unfairly discredits its reputation, executive management from both parties shall meet to discuss the specific instance and agree upon a method of repairing the reputation of the other in connection with that situation.

D. To ensure proper understanding by both parties, each party shall communication a FAQ document to sales and marketing personnel describing their relationship and proper positioning statements regarding the relationship. Both parties agree to have appropriate market-facing employees sign a form and acknowledge receipt of this FAQ document.

2.9 Additional Reseller Agreements. Metavante and Digital Insight will continue to, on or before June 15, 2005, negotiate in good faith to secure an agreement whereby Digital Insight will resell the following products and services in accordance with terms mutually agreeable to the parties, including (without limitation) Digital Insight’s completion of (i) due diligence with respect to such services and products and (ii) business compatibility review of such services and products:

A. Participation in the NYCE EFT network.

B. Card-based solutions such as stored value/gift cards and payroll cards.

C. Metavante bill payment services unbundled from Digital Insight’s internet banking and cash management solutions.

2.10 Annual Meeting. To facilitate good will and alignment of Metavante and Digital Insight market activities, and in the general best interest of the partnership, the Chief Executive Officers of Metavante and Digital Insight shall meet once annually to discuss the general business relationship. The date and location of this annual meeting shall be jointly agreed upon by the Chief Executive Officers of both organizations.

3. AUTHORITY.

3.1 Metavante warrants to Digital Insight as follows:

A. Digital Insight Service Marks and Trademarks. Metavante shall not use any of Digital Insight’s or any Customer’s service marks and trademarks except for the purpose of identifying the EPP Services to Users.

B. Ownership. Metavante has the right to offer the EPP Services to Digital Insight as provided herein; the Metavante Software does not violate any patent, copyright, trademark or other proprietary right or interest of any Third Party under United States law.

C. Compliance. Metavante shall conduct the operation of its business in accordance with all applicable federal and state laws and regulations.

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3.2 Digital Insight warrants to Metavante as follows: It is a corporation validly existing and in good standing under the laws of the state of its incorporation. It has all the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, the execution, delivery and performance of this Agreement has been duly authorized by Digital Insight and this Agreement is enforceable in accordance with its terms against Digital Insight. No approval, authorization or consent of any governmental or regulatory authorities is required to be obtained or made by Digital Insight in order for Digital Insight to enter into and perform its obligations under this Agreement. Digital Insight has all right and authority to use any and all trademarks, trade names, service marks, domain names, logos or other marks provided to Metavante for use in connection with the EPP Services. Digital Insight shall conduct the operation of its business in accordance with all applicable federal and state laws and regulations.

4. CONFIDENTIALITY AND SECURITY.

4.1 User Data. Customers shall remain the sole and exclusive owner of all User Data, regardless of whether such data is maintained on magnetic tape, magnetic disk, or any other storage or processing device.

4.2 Systems. It is the intent and the desire of the parties to maintain separate technologies. Digital Insight acknowledges that it has no rights in any software, systems, documentation, guidelines, procedures and similar related materials or any modifications thereof provided or used by Metavante, except with respect to Digital Insight’s use of the same during the Term pursuant to this Agreement. Metavante acknowledges that it has no rights in any software, systems, documentation, guidelines, procedures and similar related materials or any modifications thereof provided or used by Digital Insight, except with respect to the Payment System and other software, systems, documentation, guidelines, procedures and similar related materials or any modifications thereof provided by Metavante to Digital Insight during the Term of this Agreement.

4.3 Confidential Information. “Confidential Information” of a party shall mean all confidential or proprietary information and documentation of such party, whether or not marked as such including, with respect to Customers, all User Data. Confidential Information shall not include: (i) information which is or becomes publicly available (other than by the party having the obligation of confidentiality) without breach of this Agreement; (ii) information independently developed by the receiving party; (iii) information received from a Third Party not under a confidentiality obligation to the disclosing party; or (iv) information already in the possession of the receiving party without obligation of confidence at the time first disclosed by the disclosing party. The parties acknowledge and agree that the substance of the negotiations of this Agreement, and the terms of this Agreement are considered Confidential Information subject to the restrictions contained herein.

4.4 Obligations of the Parties. Neither party shall use, copy, sell, transfer, publish, disclose, display, or otherwise make any of the other party’s Confidential Information available to any Third Party without the prior written consent of the other party. Each party shall hold the Confidential Information of the other party in confidence and shall not disclose or use such Confidential Information other than for the purposes contemplated by this Agreement and, to the extent that Confidential Information of Digital Insight may be subject to the Privacy Regulations, as permitted by the Privacy Regulations, and shall instruct their employees, agents, contractors, and affiliates to use the same care and discretion with respect to the Confidential Information of the other party or of any Third Party utilized hereunder that Metavante and Digital Insight each require with respect to their own most confidential information, but in no event less than a reasonable standard of care, including the utilization of security devices or procedures designed to prevent unauthorized access to such materials. Each party shall instruct its employees, agents, and contractors of its confidentiality obligations hereunder and not to attempt to circumvent any such security procedures and devices. Each party’s obligation under the preceding sentence may be satisfied by the use of its standard form of confidentiality agreement, if the same reasonably accomplishes the purposes here intended. All such Confidential Information shall be distributed only to persons having a need to know such information to perform their duties in conjunction with this Agreement.

4.5 Information Security. Metavante shall be responsible for establishing and maintaining an information security program that is designed to (i) ensure the security and confidentiality of User Data, (ii) protect against any anticipated threats or hazards to the security or integrity of User Data, (iii) protect against unauthorized access to or use of User Data that could result in substantial harm or inconvenience to Digital Insight or any of its Customers or Users, and (iv) ensure the proper disposal of User Data. Digital Insight shall be responsible for maintaining security for its own systems, servers, and communications links as necessary to (a) protect the security and integrity of Digital Insight’s systems and servers on which User Data is stored, and (b) protect against unauthorized access to or use of Digital Insight’s systems and servers on which User Data is stored. If, at any point during the investigation of an event Information Security and Privacy determines that a security breach has occurred on a Digital Insight End

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User’s account, Metavante agrees to notify Digital Insight’s designated point of contact. Notwithstanding the foregoing, Metavante may delay notification if legal counsel or a law enforcement agency determines that such notification will impede a criminal investigation; such notification will then occur after the law enforcement agency determines that it will not compromise the investigation. A security breach means an unauthorized acquisition of computerized data that compromises the security, confidentiality, or integrity of personal information maintained by Digital Insight on behalf of Customer. Personal information means an End User’s first name or first initial and last name in combination with any one or more of the following data elements when either the name or data elements are not encrypted: (a) Social Security Number; (b) driver’s license number or state identification card number; or (c) account number, credit or debit card number in conjunction with required security code, access code, or password that would permit access to an End User’s financial account. Either party may change its security procedures from time to time as commercially reasonable to address operations risks and concerns in compliance with the requirements of this section.

4.6 The Privacy Regulations. In the event that Digital Insight requests Metavante to disclose to any Third Party or to use any of Digital Insight’s or any Customer’s Confidential Information, and such Confidential Information is or may be subject to the Privacy Regulations, Metavante reserves the right, prior to such disclosure or use, (i) to review any initial, annual, opt-out, or other privacy notice that Digital Insight or the Customer issued with respect to such Confidential Information pursuant to the Privacy Regulations, and if requested by Metavante, Digital Insight shall promptly provide Metavante with any such notice, and (ii) to decline to disclose to such Third Party or to use such Confidential Information if Metavante, in Metavante’s sole discretion, believes that such disclosure or use is or may be prohibited by the Privacy Regulations or by any such notice.

5. PERFORMANCE WARRANTY/EXCLUSIVE REMEDY/DISCLAIMER OF ALL OTHER WARRANTIES.

5.1. Performance Warranty. Metavante warrants that it will provide the EPP Services covered by this Agreement in accordance with the Service Level Agreements and, where such Service Level Agreements are not applicable, in a commercially reasonable manner (the “Performance Warranty”). Metavante shall use commercially reasonable efforts to achieve the Service Level Objectives, but failure to meet such Service Level Objectives shall not constitute breach of the Performance Warranty. THIS PERFORMANCE WARRANTY IS SUBJECT TO THE WARRANTY EXCLUSIONS SET FORTH BELOW IN SECTION 5.2 AND THE REMEDY LIMITATIONS SET FORTH BELOW IN SECTION 5.3.

5.2. Performance Warranty Exclusions. Except as may be expressly agreed in writing by Metavante, Metavante’s Performance Warranty does not apply to:

A. defects, problems, or failures caused by the Digital Insight’s nonperformance of obligations essential to Metavante’s performance of its obligations; and/or

B. defects, problems, or failures caused by an event of Force Majeure.

5.3. Notice of and Correction of Defects. Digital Insight shall notify Metavante in writing of any alleged breach of this Performance Warranty. If the breach relates to a Service Level Agreement, Metavante shall have ninety (90) days to correct the alleged breach and shall provide Service Level Credits to Digital Insight in accordance with Schedule E hereof, as liquidated damages and not as a penalty. For all other breaches of the Performance Warranty, Metavante shall have ninety (90) days to correct the alleged breach. During this time period, Metavante shall use efforts commercially reasonable in relation to the severity of the breach, at its own expense, to remedy the breach. Digital Insight shall be responsible for making whatever appropriate adjustments may be necessary to mitigate adverse effects on Digital Insight until Metavante remedies the breach; provided that Metavante shall reimburse additional costs incurred by Digital Insight as a result of such mitigation efforts to the extent such costs are approved in advance by Metavante in writing. Metavante will, at Metavante’s expense, assist Digital Insight in making such corrections through the most cost-effective means, whether manual, by system reruns or program modifications.

5.4. Backup Remedy. If Metavante fails to remedy the breach in the time periods specified in Section 5.3 above, Digital Insight may terminate the Agreement for cause pursuant to Section 9.2 below. THE REMEDIES SET FORTH IN SECTION 5.3 AND THIS SECTION 5.4 ARE DIGITAL INSIGHT’S SOLE AND EXCLUSIVE REMEDIES FOR Metavante’s BREACH OF THE PERFORMANCE WARRANTY, TO THE EXCLUSION OF ALL OTHER REMEDIES, IN CONTRACT, TORT, OR OTHERWISE.

5.5. DISCLAIMER OF ALL OTHER WARRANTIES. THIS PERFORMANCE WARRANTY, AND WARRANTIES IN ARTICLE 3, ARE IN LIEU OF, AND METAVANTE DISCLAIMS ANY AND ALL OTHER WARRANTIES, CONDITIONS, OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN) WITH RESPECT TO THE SERVICES PROVIDED UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR

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FITNESS OR SUITABILITY FOR ANY PURPOSE (WHETHER OR NOT METAVANTE KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE), WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE, OR BY COURSE OF DEALING. IN ADDITION, METAVANTE DISCLAIMS ANY WARRANTY OR REPRESENTATION TO ANY PERSON OTHER THAN THE DIGITAL INSIGHT WITH RESPECT TO THE SERVICES PROVIDED UNDER THIS AGREEMENT.

6. INSURANCE; INDEMNIFICATION.

6.1. Metavante.

A. Metavante shall maintain for its own protection fidelity bond coverage for the Metavante Operations Center personnel; insurance coverage for loss from fire, disaster or the causes contributing to interruption of normal services, reconstruction of data file media and related processing costs; additional expenses incurred to continue operations; and business interruption to reimburse Metavante for losses resulting from suspension of the Metavante Operation Center’s activities due to physical loss of equipment.

B. Metavante shall indemnify Digital Insight from, defend Digital Insight against, and hold Digital Insight harmless from (a) any claim by a Third Party that the Metavante Software or Payment System infringes any patent, copyright, trademark or other third party intellectual property right under United States law; and (b) personal injury, death or damage to property arising out of the fault or negligence of Metavante or its employees.

6.2. Digital Insight. Digital Insight shall indemnify Metavante from, defend Metavante against and hold Metavante harmless from: (a) any claim by a Customer or User arising from such party’s use of the EPP Services unless and except to the extent caused by Metavante’s willful misconduct; (b) claims arising from Metavante’s use or reliance upon the information, instructions or data provided by Digital Insight, any Customer, or any User to Metavante; (c) claims arising from any transactions initiated by Users; (d) Metavante’s use of content or information prepared or distributed by Digital Insight or any Customer regarding or relating to the EPP Services unless and except to the extent approved in advance by Metavante; (e) claims arising from any Customer’s failure to perform the obligations described in Exhibit A hereto, (f) any claim by a Third Party that any tradenames, trademarks, service marks, logos, or other marks provide by Digital Insight or any Customer to Metavante for use in identifying the EPP Services to Users infringes any trademark or other third party intellectual property right under United States law; (g) claims arising from the existence of insufficient funds in the Settlement Account to cover Payments initiated by a User; and (h) claims of personal injury, death, or damage to property arising from the fault or negligence of Digital Insight, a Customer, or employees or agents of either. Notwithstanding anything in this Section, the parties’ respective rights and obligations with respect to Fraud Risk will be exclusively governed by Schedule H.

6.3. Indemnification Procedures. If any Third Party makes a claim covered by this Section against an indemnitee with respect to which such indemnitee intends to seek indemnification under this Section, such indemnitee shall give notice of such claim to the indemnifying party, including a brief description of the amount and basis therefor, if known. Upon giving such notice, the indemnifying party shall be obligated to defend such indemnitee against such claim, and shall be entitled to assume control of the defense of the claim with counsel chosen by the indemnifying party, reasonably satisfactory to the indemnitee. Indemnitee shall cooperate fully with, and assist, the indemnifying party in its defense against such claim in all reasonable respects. The indemnifying party shall keep the indemnitee fully apprised at all times as to the status of the defense. Notwithstanding the foregoing, the indemnitee shall have the right to employ its own separate counsel in any such action, but the fees and expenses of such counsel shall be at the expense of such indemnitee. Neither the indemnifying party nor any indemnitee shall be liable for any settlement of action or claim effected without its consent. Notwithstanding the foregoing, the indemnitee shall retain, assume, or reassume sole control over all expenses relating to every aspect of the defense that it believes is not the subject of the indemnification provided for in this section. Until both (a) the indemnitee receives notice from indemnifying party that it will defend, and (b) the indemnifying party assumes such defense, the indemnitee may, at any time after ten (10) days from the date notice of claim is given to the indemnifying party by the indemnitee, resist or otherwise defend the claim or, after consultation with and consent of the indemnifying party, settle or otherwise compromise or pay the claim. The indemnifying party shall pay all costs of indemnity arising out of or relating to that defense and any such settlement, compromise, or payment. The indemnitee shall keep the indemnifying party fully apprised at all times as to the status of the defense. Following indemnification as provided in this Section, the indemnifying party shall be subrogated to all rights of the indemnitee with respect to the matters for which indemnification has been made.

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7. THIRD PARTY PRODUCTS. Digital Insight understands and agrees that Metavante may use Third Party products in connection with the EPP Services offered hereunder. These products may include firewall security, web server software and encryption software. Metavante makes no representation or warranty regarding the performance of such Third Party software, specifically including any warranty that performance will be uninterrupted or error-free. For the avoidance of doubt, nothing in this Section shall relieve Metavante of any of its other obligations hereunder.

8. RECORDS AND AUDITS; DISPUTE RESOLUTION.

8.1. Third Party Audits. Metavante shall cause a Third Party review of the Metavante Operations Center and the applications related to the Services and related internal controls, to be conducted annually by its independent auditors in accordance with applicable regulatory and/or generally accepted accounting standards (e.g., SAS 70) then in effect. The SAS 70 report and/or other reports related thereto shall be delivered, without charge, to Digital Insight on or about November 15 of each calendar year (or such other date as reasonably required to fulfill regulatory purposes). Digital Insight may share the SAS 70 report with federal and state regulators with jurisdiction over Digital Insight’s business. Within sixty (60) days following the Effective Date of this Agreement, the Parties will work together to mutually establish a protocol for distribution of the SAS 70 report to Digital Insight Customers and prospects.

8.2. Financial Records. Upon reasonable notice from Digital Insight, Metavante shall provide Digital Insight with copies of such financial records and supporting documentation as may be reasonably requested by Digital Insight such that Digital Insight may audit the fees charged to Digital Insight to determine that such fees are accurate and in accordance with this Agreement. If, as a result of such audit, Digital Insight determines that Metavante has overcharged Digital Insight, Digital Insight shall notify Metavante of the amount of such overcharge and Metavante shall promptly pay to Digital Insight the amount of the overcharge plus interest at the rate of 1.5% per month (but in no event higher than the highest interest rate permitted by law), provided that disputes shall be subject to the Dispute Resolution procedures below. During the Term and for a period of one (1) year after termination or expiration of this Agreement Metavante agrees to retain all records and supporting documentation sufficient to document the fees paid or payable by Digital Insight under this Agreement and to provide in a timely manner copies of the same to Digital Insight following reasonable written request from Digital Insight.

8.3. Representatives of Parties. All disputes arising under or in connection with this Agreement shall initially be referred to the representatives of each party who customarily manages the relationship between the parties. If such representatives are unable to resolve the dispute within ten (10) Business Days after referral of the matter to them, the matter shall be referred to the Executive Vice President of Sales and Marketing for Digital Insight and the Senior Vice President of Sales and Account Management for Metavante. If, after ten (10) Business Days they are unable to resolve the dispute, the parties shall submit the dispute to the chief executive officers of the parties for resolution. Neither party shall commence legal proceedings with regard to a dispute until completion of the dispute resolution procedures set forth in this Section 8.3, except to the extent necessary to preserve its rights or maintain a superior position against other creditors or claimants. Escalations will determine appropriate course of actions between the two parties, which may include: increased or decreased commitments, and financial remedies.

8.4. Continuity of Performance. During the pendency of the dispute resolution proceedings described in this Article 8, Metavante shall continue to provide the EPP Services so long as Digital Insight shall continue to pay all undisputed amounts to Metavante in a timely manner.

9. DEFAULT

9.1. Digital Insight Default. Should Digital Insight (i) default in the payment of any sum of money hereunder and fail to cure such default within thirty (30) days following notice thereof from Metavante, (ii) default in the performance of any of its other material obligations under this Agreement and fail to cure such failure within thirty (30) days after being given notice specifying the nature of the failure, or (iii) become or be declared insolvent or bankrupt, or be the subject of any proceedings related to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, make an assignment for the benefit of creditors, or enter into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, then, in any such event, Metavante, at its option, may exercise any and all rights and remedies available to Metavante at law or in equity for Digital Insight’s default, specifically including, without limitation, the right to immediately terminate this Agreement and declare all amounts due, or to become due, immediately due and payable upon providing written notice thereof to Digital Insight.

9.2. Metavante Default. In the event that (i) Metavante becomes or is declared insolvent or bankrupt, or is the subject

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of any proceedings related to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of creditors, or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, or (ii) Metavante has materially failed to provide the EPP Services and does not cure such default within ninety (90) days following receipt of Digital Insight’s written notice explaining Metavante’s failure in reasonable detail, or (iii) Metavante is unable to cause its performance of any service listed in Schedule E to conform to the applicable Service Level within ninety (90) days of receiving Digital Insight’s written notice explaining the performance failure, then Digital Insight may terminate this Agreement without penalty and without obligation to pay any Termination Fee upon providing thirty (30) days prior written notice to Metavante.

10. DAMAGES.

10.1. Equitable Relief. Either party may seek equitable remedies, including injunctive relief, for a breach of the other party’s obligations set forth in Article 4 of this Agreement.

10.2. Exclusion of Incidental and Consequential Damages. Independent of, severable from, and to be enforced independently of any other provision of this Agreement, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY (NOR TO ANY PERSON CLAIMING RIGHTS DERIVED FROM THE OTHER PARTY’S RIGHTS) IN CONTRACT, TORT, NEGLIGENCE OR OTHERWISE, FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES OF ANY KIND—including lost profits, loss of business, or other economic damage, and further including injury to property, AS A RESULT OF BREACH OF ANY WARRANTY OR OTHER TERM OF THIS AGREEMENT, INCLUDING ANY FAILURE OF PERFORMANCE, REGARDLESS OF WHETHER THE PARTY LIABLE OR ALLEGEDLY LIABLE WAS ADVISED, HAD OTHER REASON TO KNOW, OR IN FACT KNEW OF THE POSSIBILITY THEREOF.

10.3. Maximum Damages Allowed. Notwithstanding any other provision of this Agreement, and for any reason, including breach of any duty imposed by this contract or independent of this contract, and regardless of any claim in contract, tort, negligence or otherwise, Metavante’s total, aggregate liability under this Agreement shall in no circumstance exceed payments made to Metavante by Digital Insight under this Agreement during the six (6) months prior to the act or event giving rise to such claim, provided, however, that the foregoing shall not limit Metavante’s obligation to indemnify Digital Insight against Third Party claims under Section 6.1B(a) hereof, subject to Digital Insight’s compliance of Section 6.3 hereof.

10.4. Statute of Limitations. No lawsuit or other action may be brought by either party hereto, or on any claim or controversy based upon or arising in any way out of this Agreement, after one (1) year from the date on which the cause of action arose regardless of the nature of the claim or form of action, whether in contract, tort, negligence or otherwise; provided, however, the foregoing limitation shall not apply to the collection of any amounts due under this Agreement.

10.5. Tort Claim Waiver. In addition to and not in limitation of any other provision of this Article 10, each party hereby knowingly, voluntarily, and intentionally waives any right to recover from the other party, and Digital Insight waives any right to recover from any Eligible Provider, any economic losses or damages in any action brought under tort theories, including, misrepresentation, negligence and/or strict liability and/or relating to the quality or performance of any products or services provided by Metavante. For purposes of this waiver, economic losses and damages include monetary losses or damages caused by a defective product or service except personal injury or damage to other property. Even if remedies provided under this Agreement shall be deemed to have failed of their essential purpose, neither party shall have any liability to the other party under tort theories for economic losses or damages.

10.6. Liquidated Damages. Digital Insight acknowledges that Metavante shall suffer a material adverse impact on its business if this Agreement is terminated prior to expiration of the Term, and that the resulting damages may not be susceptible of precise determination. Digital Insight acknowledges that the Termination Fee is a reasonable approximation of such damages and shall be deemed to be liquidated damages and not a penalty.

10.7. Essential Elements. Digital Insight and Metavante acknowledge and agree that the limitations contained in this Article 10 are essential to this Agreement, and that Metavante has expressly relied upon the inclusion of each and every provision of this Article 10 as a condition to executing this Agreement.

10.8. Data Security and Delivery. Payments delivered over an automated clearing house system (ACH) are governed by the rules and performance standards of the network. Metavante shall not be responsible for the loss, delay, confidentiality or

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security of data or other payment information while in transmission over communication lines, in the postal system, or in an ACH or other network.

11. TERMINATION.

11.1 Termination Fee. If this Agreement is terminated by Digital Insight prior to expiration of any Term for any reason whatsoever other than pursuant to Section 9.2 or Section 11.2.A, then Digital Insight shall pay to Metavante, as liquidated damages and not as a penalty, a termination fee (“Termination Fee”) in an amount equal to Digital Insight’s total minimum payment obligations over the remainder of the Term as scheduled. The Termination Fee shall be payable to Metavante at least thirty (30) days prior to the date of early termination of this Agreement and, in any event, prior to Metavante returning the User Data to Digital Insight or a Customer. In addition, on or before the Termination Date, Digital Insight would also pay to Metavante any outstanding losses related to Fraud Risk for which Digital Insight is responsible under Schedule H, sections B and D.

11.2 Change in Control.

A. In the event of a Change in Control to Digital Insight, the following shall apply: If the acquiring company fails to honor the economic provisions of this Agreement and/or require a platform change that results in the loss of revenues or market share to Metavante, Metavante may terminate this Agreement, in which event Digital Insight or its successor shall pay a Termination Fee in the amount of the fees payable by Digital Insight to Metavante during the six (6) months preceding the Change in Control.

B. In the event of a Change in Control to Metavante, the following shall apply: If the acquiring company fails to honor the material provisions of this Agreement (“material provisions” shall mean those provisions related to Service Levels, competitive aspects of the Services, and economic provisions of this Agreement) and/or require a platform change, Digital Insight may suspend payment of the Annual Minimum and disregard the annual transaction growth rates set forth in Schedule D or terminate this Agreement and migrate its Customers to any other vendor, in which event Metavante or its successor shall pay a Termination Fee in the amount of the fees payable by Digital Insight to Metavante during the six (6) months preceding the Change in Control.

11.3 Rights Following Termination. Following expiration of the Term or termination of this Agreement for any reason and upon Digital Insight’s request, Metavante shall provide to Digital Insight professional services, at Metavante’s then current standard hourly rate, to prepare for Digital Insight an electronic list of names and addresses of Users and User payees, payments (single and recurring), and payment history. All transactions in progress prior to expiration or the notice of early termination shall be completed by Metavante and Digital Insight shall remain liable for the fees and charges associated with such transactions and for the Funding Risk, to the extent that Digital Insight has requested that payments be permitted to exceed the Transaction Limit and/or the Daily Limit.

12. SERVICE CONTINUITY PLAN.

12.1. Services Continuity Plan. Metavante shall maintain throughout the Term of the Agreement a Services Continuity Plan (the “Plan”) in compliance with applicable regulatory requirements. A detailed Executive Summary of the Plan has been provided to Digital Insight. Updates to the Plan shall be provided to Digital Insight without charge.

12.2. Relocation. If appropriate, Metavante shall relocate all affected EPP Services to an alternate disaster recovery site as expeditiously as possible after declaration of a Disaster, and shall coordinate with Digital Insight all requisite telecommunications modifications necessary to achieve full connectivity to the disaster recovery site, in material compliance with all regulatory requirements. “Disaster” shall have the meaning set forth in the Plan.

12.3. Resumption of Services. The Plan provides that, in the event of a Disaster, Metavante will be able to resume the EPP Services in accordance therewith within the time periods specified in the Plan. In the event Metavante is unable to resume the EPP Services to Digital Insight within the time periods specified in the Plan, Digital Insight shall have the right to terminate this Agreement without payment of the Termination Fee upon written notice to Metavante delivered within forty-five (45) days after declaration of such Disaster.

12.4. Annual Test. Metavante shall test its Plan by conducting one (1) test annually and shall provide Digital Insight with a description of the test results in accordance with applicable laws and regulations.

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13. MISCELLANEOUS.

13.1. Governing Law. The validity, construction and interpretation of this Agreement and the rights and duties of the parties hereto shall be governed by the internal laws of the State of Wisconsin, excluding its principles of conflict of laws.

13.2. Venue and Jurisdiction. In the event of litigation to enforce the terms of this Agreement, the parties consent to venue in an exclusive jurisdiction of the courts of Milwaukee County, Wisconsin and the Federal District Court for the Eastern District of Wisconsin. The parties further consent to the jurisdiction of any federal or state court located within a district which encompasses assets of a party against which a judgment has been rendered, either through arbitration or litigation, for the enforcement of such judgment or award against such party or the assets of such party.

13.3. Entire Agreement; Amendments. This Agreement, together with the schedules hereto, constitutes the entire agreement between Metavante and Digital Insight with respect to the subject matter hereof. There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth herein and therein. This Agreement supersedes all prior negotiations, agreements, and undertakings between the parties with respect to such matter. This Agreement, including the schedules hereto, may be amended only by an instrument in writing executed by the parties or their permitted assignees.

13.4. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, provided that consent need not be obtained in connection with the assignment of this Agreement, by operation of law or otherwise, pursuant to a Change in Control, subject to Section 11.2 above.

13.5. Relationship of Parties. The relationship of Metavante to Digital Insight under this Agreement shall be that of an independent contractor and nothing contained in this Agreement shall create or imply an agency relationship between Digital Insight and Metavante, nor shall this Agreement be deemed to constitute a joint venture or partnership between Digital Insight and Metavante.

13.6. Notices. Except as otherwise specified in the Agreement, all notices, requests, approvals, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by (i) first class U.S. mail, registered or certified, return receipt requested, postage pre-paid; or (ii) U.S. express mail, or other, similar overnight courier service to the address specified below. Notices shall be deemed given on the day actually received by the party to whom the notice is addressed.

In the case of Digital Insight:	Digital Insight Corporation

26025 Mureau Road

Calabasas, CA 91302

Attn: Mr. Robert Meagher

Fax: (818) 821-0833

With a copy to:	General Counsel

In the case of Metavante:	Metavante Corporation

4900 West Brown Deer Road

Brown Deer WI 53223

Attn: Mr. David S. Fortney

Fax: 414-577-9205

With a copy to:	General Counsel

13.7. Headings. Headings in this Agreement are for reference purposes only and shall not effect the interpretation or meaning of this Agreement.

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13.8. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together constitute one and the same agreement.

13.9. Waiver. No delay or omission by either party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by any party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be in writing and signed by the party waiving its rights.

13.10. Severability. If any provision of this Agreement is held by court or arbitrator of competent jurisdiction to be contrary to law, then the remaining provisions of this Agreement will remain in full force and effect. The rights and obligations of the parties under Articles 4, 10 and 13, and Section 2.5A. shall survive the expiration or early termination of this Agreement for any reason.

13.11. Attorneys’ Fees and Costs. If any legal action is commenced in connection with the enforcement of this Agreement or any instrument or agreement required under this Agreement, the prevailing party shall be entitled to costs, attorneys’ fees actually incurred, and necessary disbursements incurred in connection with such action, as determined by the court.

13.12. Publicity. Neither party shall use the other party’s name or trademark or refer to the other party directly or indirectly in any media release, public announcement or public disclosure relating to this Agreement or its subject matter, in any promotional or marketing materials, lists or business presentations, without consent from the other party for each such use or release in accordance with this Section, provided that either party may include the other party’s name in its list of clients or providers and may identify the other party as its client or provider, as applicable, in its sales presentations and marketing materials without obtaining the other party’s prior consent. Each party agrees that neither it, its respective directors, officers, employees or agents shall disclose this Agreement or any of the terms or provisions of this Agreement to any other party. Notwithstanding the foregoing, the parties agree to issue a jointly prepared press release to announce the relationship established by the parties hereunder. All other media releases, public announcements, and public disclosures by either party relating to this Agreement or the subject matter of this Agreement (each, a “Disclosure”), including promotional or marketing material, but not including (i) announcements intended solely for internal distribution, or (ii) disclosures to the extent required to meet legal or regulatory requirements beyond the reasonable control of the disclosing party, shall be subject to review and approval, which approval shall not be unreasonably delayed or withheld, by the other party prior to release. Such approval shall be deemed to be given if a party does not object to a proposed Disclosure within ten (10) business days of receiving same.

13.13. Solicitation. Neither party shall solicit the employees of the other party during the Term of this Agreement, for any reason.

13.14. No Third Party Beneficiaries. Each party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person or entity other than the Digital Insight and Metavante.

13.15. Construction. Metavante and Digital Insight each acknowledge that the limitations and exclusions contained in this Agreement have been the subject of active and complete negotiation between the parties and represent the parties’ voluntary agreement based upon the level of risk to Digital Insight and Metavante associated with their respective obligations under this Agreement and the payments to be made to Metavante and the charges to be incurred by Metavante pursuant to this Agreement. The parties agree that the terms and conditions of this Agreement shall not be construed in favor of or against any party by reason of the extent to which any party or its professional advisors participated in the preparation of this document.

13.16. Force Majeure. Notwithstanding any provision contained in this Agreement, neither party shall be liable to the other to the extent fulfillment or performance if any terms or provisions of this Agreement is delayed or prevented by revolution or other civil disorders; wars; acts of enemies; strikes; lack of available resources from persons other than parties to this Agreement; labor disputes; electrical equipment or availability failure; fires; floods; acts of God; federal, state or municipal action; statute; ordinance or regulation; or, without limiting the foregoing, any other causes not within its control, and which by the exercise of reasonable diligence it is unable to prevent, whether of the class of causes hereinbefore enumerated or not; provided, however, that in no event shall a failure of any Eligible Provider to perform be deemed a force majeure under this Section 13.16 (unless such failure is due to an event which itself qualifies as a force majuere). If any force majeure event occurs, the affected party will give prompt written notice to the other party and will use commercially reasonable efforts to minimize the impact of such event (in the case of Metavante, in a manner consistent with the Plan). This clause shall not apply to the payment of any sums due under this Agreement by either party to the other.

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13.17. Jury Trial Waiver. Each of Digital Insight and Metavante hereby knowingly, voluntarily, and intentionally waives any and all rights it may have to a trial by jury based on, or arising out of, under, or in connection with, this Agreement or any course of conduct, course of dealing, statements (whether oral or written), or actions of Metavante or Digital Insight, regardless of the nature of the claim or form of action, whether contract or tort, including negligence.

14. DEFINITIONS

A.	“ACH” shall mean automated clearing house services.

B.	“Active Payment User” or “Active User” shall mean an enrolled “User” that has initiated a payment, paid a bill, contacted customer service or has an outstanding Payment claim within the prior 90 days.

C.	“Affiliate” shall mean, with respect to a party, any entity at any time controlling, controlled by or under common control with, such party.

D.	“Agreement” shall mean this Agreement and all Schedules attached hereto.

E.	“Business Day” shall mean Monday through Friday, excluding Federal banking holidays.

F.	“Change in Control” shall mean any of the following transactions to which Metavante or Digital Insight is a party (each a “Company”): (1) a merger or consolidation in which a Company is not the surviving entity, except for (A) a transaction the principal purpose of which is to change the state of such Company’s incorporation, or (B) a transaction in which such Company’s stockholders immediately prior to such merger or consolidation hold (by virtue of securities received in exchange for their shares in the Company) securities of the surviving entity representing more than fifty percent (50%) of the total voting power of such entity immediately after such transaction, or (C) a corporate reorganization or transfer of stock or assets of a Company to its Affiliate (2) the sale, transfer or other disposition of all or substantially all of the assets of a Company unless the Company’s stockholders immediately prior to such sale, transfer or other disposition hold (by virtue of securities received in exchange for their shares in the Company) securities of the purchaser or other transferee representing more than fifty percent (50%) of the total voting power of such entity immediately after such transaction; (3) or any reverse merger in which a Company is the surviving entity but in which the Company’s stockholders immediately prior to such merger do not hold (by virtue of their shares in the Company held immediately prior to such transaction) securities of the Company representing more than fifty percent (50%) of the total voting power of the Company immediately after such transaction.

G.	“Consumer” shall mean an individual who obtains a financial product or service from Digital Insight or any of its Customers to be used primarily for personal, family, or household purposes and who has a continuing relationship with Digital Insight or such Customer(s).

H.	“Contract Year” shall mean successive periods of twelve months, the first of which shall commence on the Effective Date and terminate on the last day of the month in which the first anniversary of the Effective Date occurs.

I.	“CPI” shall mean the Consumer Price Index – All Items Urban less food and energy as promulgated by the United States Department of Labor (or any successor index).

J.	“Damages” shall mean actual and verifiable monetary obligations incurred, or costs paid (except internal costs, attorneys’ fees, and court costs) which (a) would not have been incurred or paid but for a party’s action or failure to act in breach of this Agreement, and (b) are directly and solely attributable to such breach, but excluding any and all consequential, incidental, punitive and exemplary damages.

K.	“Depositor” shall mean any individual or small business maintaining a deposit relationship with a Customer.

L.	“DDA Account” shall mean a demand deposit account or other transaction account maintained by a User with a Customer.

M.	“Eligible Provider” shall have the meaning as set forth in Section 2.1A of this Agreement.

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N.	“Entity” means an individual or a corporation, partnership, sole proprietorship, limited liability company, joint venture or other form of organization, and includes the parties hereto.

O.	“Inactive User” shall mean any User who is not an Active Payment User

P.	“Metavante Operations Center” shall mean the data center used by Metavante to provide the Services under this Agreement.

Q.	“Metavante Software” shall mean the Metavante proprietary software residing and operating on Metavante’s computers which are part of the Payment System.

R.	“Payment System” shall mean the procedures, systems, and software Metavante has developed to provide the EPP Services.

S.	“Privacy Regulations” shall mean the regulations promulgated under Section 504 of the Gramm-Leach-Bliley Act, Pub. L. 106-102, as such regulations may be amended from time to time.

T.	“Sensitive Customer Information” shall mean User Data with respect to a Consumer that is (a) such Consumer’s name, address or telephone number, in conjunction with such Consumer’s Social Security number, account number, credit or debit card number, or a personal identification number or password that would permit access to such Consumer’s account or (b) any combination of components of information relating to such Consumer that would allow a person to log onto or access such Consumer’s account, such as user name and password or password and account number.

U.	“Service Level Agreement” or “SLA” shall mean those standards identified as Service Level Agreements in Schedule E to this Agreement.

V.	“Service Level Credits” shall mean those credits applies to Digital Insight’s monthly invoice as described in Schedule E to this Agreement.

W.	“Service Level Objective” shall mean those goals identified as Service Level Objectives in Schedule E to this Agreement.

X.	“Term” shall mean the Initial Term, and any extensions or renewals thereof.

Y.	“Third Party” shall mean any person or entity other than the parties or any Affiliates of the parties.

Z.	“User” shall mean a Depositor who has completed an application, been approved and been activated to receive EPP Services through the Payment System.

AA.	“User Data” means information regarding a Depositor or User submitted to or learned by Metavante in connection with providing the EPP Services for Digital Insight, but not including information submitted to or learned by Metavante regarding any payees.

BB.	“User Fees” shall mean those fees and charges listed on Schedule D, which are assessed based on the activation and maintenance of a User and/or the User’s use of the EPP Services.

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EXHIBIT A

CUSTOMER RESPONSIBILITIES

A.	Enrollment of Users. Customer will obtain from each Depositor who desires to access the EPP Services, or any portion thereof, an agreement or authorization, in such form as is developed by Customer, to access the EPP Services (the “User Agreement”). The User Agreement will include, without limitation, the User’s authorization to allow Customer to provide the EPP Services to Users and, if applicable, authorization for Customer or its subcontractor to initiate ACH debits to the User’s DDA Account. Customer agrees to cooperate with Metavante and provide Metavante with all necessary information and assistance required for Metavante to successfully make the EPP Services operational and available to Customer. Customer agrees that Metavante is under no obligation to provide any User with access to the EPP Services unless and until Customer has provided Metavante with all information and documentation required by Metavante for User set-up.

B.	Disclosures. Customer will provide Users with all disclosures required under all applicable federal, state and local laws, rules and regulations (“Applicable Law”) necessary to have access to the Metavante EPP Services, specifically including, without limitation, the initial disclosures required under Regulation E of the Federal Reserve Board (the “Initial Disclosures”). Customer shall include in the Initial Disclosures the appropriate telephone number or e-mail address (which may be a telephone number or e-mail address maintained by Customer or a telephone number maintained by Metavante) for Users to contact with questions about the EPP Services, and a statement that Customer may require written confirmation of any oral notice of billing errors.

C.	Compliance with Laws. Customer shall be responsible for compliance with all applicable laws and regulations including, without limitation, compliance with error and dispute resolution procedures specified under the Electronic Funds Transfer Act of 1978 and the regulations and interpretations promulgated thereunder (including, without limitation, Regulation E of the Federal Reserve Board) relating to each Customer’s use of the EPP Services. While Metavante shall not have any responsibility for compliance with such procedures or otherwise resolving disputes between Customer and its Users, Metavante agrees to follow the procedures and to provide Customer Service and Research services described in Schedule E hereto in accordance with the Service Levels. In addition, Metavante has instituted and will use commercially reasonable efforts to maintain procedures to log, monitor, and investigate User inquiries which are classified by Metavante, in its reasonable discretion, as “billing error notices” under Federal Regulation E, and to report results to Customer within time limits established under Federal Regulation E.

D.	Confidential Information of Metavante. “Confidential Information” of Metavante shall mean all confidential or proprietary information and documentation of Metavante, whether or not marked as such. Confidential Information shall not include: (i) information which is or becomes publicly available (other than by the person or entity having the obligation of confidentiality) without breach of this Agreement; (ii) information independently developed by the receiving party; (iii) information received from a third party not under a confidentiality obligation to the disclosing party; or (iv) information already in the possession of the receiving party without obligation of confidence at the time first disclosed by the disclosing party. Customer shall not use, copy, sell, transfer, publish, disclose, display, or otherwise make any of Metavante’s Confidential Information available to any Third Party without the prior written consent of Metavante. Notwithstanding the foregoing, Customer may disclose Confidential Information to its agents or contractors as may be necessary to fulfill its obligations or exercise its rights under, or pursuant to a request or order of any governmental agency having competent jurisdiction, or upon the order or subpoena of any court.

E.	Obligations. Customer shall hold the Confidential Information of Metavante in confidence and shall not disclose or use such Confidential Information other than for the purpose of using the EPP Services, and shall instruct its employees, agents, and contractors to use the same care and discretion with respect to the Confidential Information of Metavante that Customer requires with respect to its own most confidential information, but in no event less than a reasonable standard of care, including but not limited to, the utilization of security devices or procedures designed to prevent unauthorized access to such materials. Customer shall instruct its employees, agents, and contractors of its confidentiality obligations hereunder and not to attempt to circumvent any such security procedures and devices. All such Confidential Information shall be distributed only to persons having a need to know such information to perform their duties in conjunction with Customer’s use of the EPP Services.

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F.	Stop Payment. Customer shall stop payment of any check issued by Metavante upon receipt of any request by Metavante to stop payment on any such check.

G.	Risk . Customer is responsible to undertake commercially reasonable efforts to minimize unfunded payments and to assist Metavante in collection/recovery of funds for those payments, including, without limitation, debiting other accounts of the End User with Customer to fund payments remitted by Metavante.

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SCHEDULE A

DESCRIPTION OF PAYMENT SERVICES

1.	Metavante Payment Services

1.1. Payment Initiation. Metavante will provide the Payment Services on behalf of Digital Insight to Users who enroll for the Payment Services. Depending upon the Payment Services selected by Digital Insight, Users will be able to initiate payments, subject to any maximum payment limit established by Metavante to any payee in the United States except for government or court directed payments.

•	Users shall be able to schedule payments up to 364 days in the future (provided that Users in existence as of the Effective Date hereof shall not be subject to such restriction).

•	Users shall be able to schedule Payments to occur on a regular basis: weekly, bi-weekly, monthly, bi-monthly, semi-monthly, quarterly, semi-annually or annually.

•	Users shall be able to review, change, and cancel scheduled future or recurring payments

1.2. Back-End Processing. Each business day, Metavante will consolidate all of the payments made throughout the Payment System. Several editing functions check that payment information is correct before remittance is made to the appropriate payees on behalf of the Users. Metavante then remits the proper funds (“Credits”) to all appropriate payees either electronically or by check if the payee is not able to accept electronic remittances. All checks mailed using the U. S. Postal Service will be sent first class mail.

1.3. Debit to User Account

•	Current Payment: Metavante will submit a debit request via the ACH to the Settlement Account within 2 Business Days after the User submits the request for payment, or otherwise as required under the rules of the National Automated Clearing House Association.

•	Future and Recurring Payments: Metavante will submit a debit request via the ACH to the Settlement Account within 2 Business Days after the payment date entered.

1.4. Credit Remission. Metavante will remit credit to vendor (payee) the next Business Day after the User submits request for payment (as stated above for current, future and recurring). Average length of time from User payment request and receipt of payment by payee will be five (5) Business Days for check payments (subject to U.S. Postal Services) and three (3) business days for electronic payments (subject to the rules and performance of the electronic transmission service provider).

2.	Stop Payments. Stops and reissues for check payments will be accepted by Metavante beginning 5 business days after the date the User’s payment processing began on the system to the payee. In situations where it is apparent that the payment is going or has gone to the wrong address, wrong payee, etc., Metavante will accept stops and reissues immediately. Electronic payments cannot be stopped. The Stop Payment Fee will be applied whenever any Payment is stopped by Metavante at Digital Insight’s or the User’s request, because the payee address was incorrectly submitted by the User, or because the User requests a refund on a check payment that has not yet cleared. The Stop Payment Fee will not be assessed by Metavante if the payment is stopped by Metavante due to an Metavante error, the payment was not posted by the payee even though the payee address was correctly submitted by the User, or if the payment check was lost in the mail.

3.	Rejected Payments. If a payment is rejected for any reason, Metavante will attempt to resolve the payment issue within two (2) business days of receipt of the rejected payment If information is not provided from the User within five (5) business days, Metavante will cancel the payment.

4.

Stale Check Expiration. Metavante may set an expiration date for payment checks at least ninety (90) days following the date of the payment check. If a check has not been presented to Metavante for payment on or before the expiration

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date, Metavante may choose to cancel the check, refund the amount of the check to the User’s DDA Account, and notify the User that the payment did not post.

5.	File Transfers. Metavante will initiate transaction polling at least once per Business Day, or in the case of a holiday, the evening of the holiday if the holiday falls before a Business Day, to the designated sites specified by Digital Insight or its subcontractor. Metavante will notify Digital Insight or its subcontractor of a problem with a file transfer via the method agreed upon by the parties (i.e. via page, e-mail, or telephone call).

6.	ACH Returns.

•	ACH returns are documented in Metavante’s “Bill Presentment and Payment Operations Manual.” Please refer to the most recent version for current processes and procedures. Metavante will provide documentation of any changes through InfoSource communications sixty (60) days in advance of any change.

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SCHEDULE B

DESCRIPTION OF CSP SERVICES

DEFINITIONS

“Branded Website” means a website created and maintained by Metavante to be used by the Customer for providing Services to its Users. This website will contain the design and logos of the Customer (the Customer’s brand) and the functionality of the CSP Services, as defined throughout this Agreement. The website domain name shall be selected by Customer from a list of available domain names that Metavante has registered in its name and has available for the use of Customers or shall be provided by Customer, if Customer can adequately secure such name and provide a certificate authorizing its use by Metavante in connection with this Agreement.

“e-Bill” means a bill created and presented to Metavante from an electronic source such as a billing service provider or a switch/consolidator or lawfully obtained by Metavante from another website or database via screen-scraping technology.

“e-Bill Distribution” means presentment of an e-Bill on a Branded Website through an interface to a third party provider such as a Billing Service Provider or switch/consolidator.

“e-Bill Payment” means a consumer initiated payment of an e-Bill or a Scanned Bill using the Pay Anyone Service through the Bill Payment System.

“Pay Anyone Services” means a system which enables consumers and small business customers of financial institutions to initiate bill payment services from a personal computer, internet enabled television or other access device. Through this system, Metavante will make payments to payees located in the United States using either electronic or paper-based processes, at its discretion, based on instructions transmitted to Metavante through a Branded Website.

“Scanned Bills” means a paper bill converted to an electronic bill where Metavante receives a paper statement and converts it to an electronic image through a scanning service.

“CSP Services” means consolidated services which include (A) the web-based bill consolidation service, where Metavante receives and presents Bills to the User electronically through the Internet, bill storage and archiving services and related customer service to be provided by Metavante, as more fully described below, and (b) the Pay Anyone Services.

DESCRIPTION OF CSP SERVICES

Subject to the terms and conditions of the Agreement to which this Schedule B is attached, Metavante will furnish to Digital Insight the following CSP Services:

Consumer Service Portal(CSP) Services: Users using this service will receive the Pay Anyone Service and may have their bills presented online at a web site operated by Metavante for the Client. Either User or the Customer must provide Metavante with information and authorization necessary for Metavante to receive the User bill for processing. User is responsible for the accuracy of account and other information required for accessing User bills.

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Without limiting the foregoing, Metavante shall provide the following:

1. Integration Services

A. Branded Website. This site will be customized as described in “Digital Insight’s Reseller Workbook” as prepared by Metavante and previously provided to Digital Insight and as may be revised from time to time. The Branded Website will support access from the browsers listed in the Guidelines.

Technology integration assistance as required to assist Digital Insight in the use of the integration applications to be used integrates the Branded Website and Customers’ websites.

2. Metavante will provide Digital Insight with up to one-hundred (100) hours of technical support during each one (1) year period following the Effective Date, including technical consulting and other assistance as may be reasonably requested by Digital Insight for development, testing, certification, operation, maintenance, improvement and expansion of the Digital Insight’s interface to the Metavante System. Any Technical Support in excess of such annual amount shall be provided at Metavante’s then standard rates for such services. As part of its technical support, Metavante shall (i) provide Digital Insight with a test environment (including, without limitation, any hardware or software) as necessary for the testing of the Digital Insight’s interface to the Metavante System and (ii) provide certification of the Digital Insight interface following each testing or upon the reasonable request of Digital Insight.

3. CSP Services

A. Host Branded Website, as described above

B. e-Bill Distribution

C. Pay Anyone Service

D. e-Bill Payment using the Pay Anyone Service. Users will have the option of setting up payees as one of two bill payment types: (1) recurring; or, (2) variable. Recurring payments are payments of a fixed amount paid on a regular time interval, such as, but not limited to, monthly rent or mortgage payments; once a recurring payment is set up by the User, Metavante will automatically execute bill payments according to User instructions until the User cancels or changes those instructions. Variable payments are payments that vary in amount and/or date, such as, but not limited to, utility or credit card payments; once a variable payment is set up by the User, Metavante will execute the bill payment instructions according to User instructions for each individual payment.

E. First level User Support: Subject to Section 2.5 (H) of the Agreement, Digital Insight or Customer may elect to provide first level User support or may elect to have Metavante provide it. If Digital Insight elects to have Metavante provide it then Digital Insight agrees to pay for this service as shown in Schedule D. If Digital Insight is providing first level support then Digital Insight must have access to and training on the CST Administrator functions for accessing information needed to respond to Users. In the event Digital Insight or the Customer provides first-tier support, Digital Insight or its Customer will pay an annual license fee for CST in accordance with the CST license fee in Schedule D. Access to this functionality will be provided under mutually agreed commercial terms. Metavante’ services and support to Digital Insight regarding Digital Insight’s User service obligations will receive the same degree of priority as similar service performed for Metavante to other clients. Metavante reserves the right to set and change its User support policies, procedures, and availability as they apply to all users of the Metavante service that are not Users without the consent of Digital Insight.

F. Second level User Support: This is included when Metavante is providing first level support and is required if Digital Insight or the Customer is providing first level support. When Digital Insight is providing first level support, Metavante will interface with Digital Insight representatives and, when necessary, with any User directly to solve any questions or problems that may arise related to the Metavante Services.

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G. Data storage/archiving: User payment and e-bill data will be stored and made available online for Users to view for a period of 12 months. Data older than 13 months can be archived to off-line storage but is not available on-line to the User. Customers can request this data through Metavante’s Client Support Center.

H. Metavante will provide, as needed, Digital Insight with access to the CST Administrator functionality as described in the Guidelines for Digital Insight’s use in providing User support (as described in Schedule D, Item 6 Other Fees). This functionality will be provided under mutually agreed commercial terms.

I. Paper Bill Conversion: Optional service where Metavante receives paper statements and presents them to the User electronically, using image scanning services to transform paper bills designated by the User into electronic documents.

Digital Insight’s Obligations

Digital Insight acknowledges that Metavante’s provision of the CSP Services is subject to Digital Insight’s performance of the following:

1. Project Plan & Schedule

Digital Insight and Metavante will jointly prepare and agree to an implementation plan and schedule for each Customer. Digital Insight will provide a project manager who will have responsibility and authority to make commitments and ensure appropriate resources are provided to the project to fulfill Digital Insight’s implementation activities per the project plan.

2. Front End Software. Digital Insight will develop applications and server software, as necessary and in accordance with Metavante’s specifications, to interface with Metavante’s system. The Front End application must be tested and certified satisfactory by Metavante before being used by Digital Insight to interface with the CSP System. In the event that Digital Insight makes modifications to the interface between Digital Insight’s applications and Metavante’s CSP System, Digital Insight must re-test and re-certify the Front End Application with Metavante. Metavante shall provide Digital Insight with notice of any material changes to specifications for interfacing with Metavante’s CSP System. Digital Insight shall modify its interface as necessary to comply with such specifications and shall re-test and re-certify the modified interface with Metavante. Metavante shall not be responsible for any nonperformance of the CSP Services or failure of the CSP System in the event that Digital Insight shall fail to obtain Metavante’s certification of Digital Insight’s Front End applications or any modifications thereto.

3. Integration

A. Digital Insight will perform or provide the following with respect to the Customer website and/or the Branded Website:

•	Logo and related graphics files to be included in the Branded Website and on other branded materials as described in Schedule B, in electronic format mutually agreed upon between the parties.

•

Provide navigation, in a design to be mutually agreed upon between the parties, to the page or area of the Customer website that brings Users to the Branded Website. When login and authentication is being performed on Digital Insight’s hosted websites, the navigation option must be situated within the secure section of the Customer’s website, reachable by Users only after

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they have passed Customer’s login or security screens and signed-up for Customer’s on-line banking services. When User is transferred to a Metavante login page, then User may be transferred from a non-secure area.

•	Provide functionality and fully test data transactions for data being transmitted from Digital Insight’s systems and Customer’s Website to Metavante. Ensure the secure section of the Customer website supports a minimum standard of 128-bit encryption for data transferred between the Customer website and the Branded Website, or such other higher security standard as the parties may mutually agree upon.

•	Provide Metavante with Customer’s Privacy Policy for inclusion on the appropriate static page of the Branded Website.

B. Digital Insight/Customer will provide the following:

•	Any computer and communications hardware and related software required at its location, including its own internet access services, for Digital Insight’s or Customer’s use in accessing the Administrator Module of the Metavante website via the Internet in support of its User and Customer service obligations.

4. Testing

(i)	Metavante will pre-test all Branded Websites prior to Digital Insight’s testing.

(ii)	Following Metavante’s notification of its pre-test clearance, Digital Insight will access and test each Branded Website.

(iii)	Digital Insight will indicate when all testing has been successfully completed.

5. User Support – when Digital Insight is providing first level support:

(i)	Digital Insight agrees to function as the primary provider of User support, as defined herein.

(ii)	In relation to its User support obligations, Digital Insight:

•	Agrees to provide Users the ability to contact employees or agents of Digital Insight directly through voice or mail.

•	Agrees to handle Users’ support requests and respond directly to Users.

•	Agrees to adhere to jointly prepared User support policies and procedures (provided that such policies and procedures shall not negatively affect Metavante’s ability to provide second tier support) in any instance where Metavante’s assistance is sought on behalf of a User.

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SCHEDULE C

DEVELOPMENT PROJECTS* * *

***	Omitted pursuant to a confidential treatment request and filed separately with the Commission.

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SCHEDULE D

FEE SCHEDULE

* * *

1. Minimum Annual Commitment

Digital Insight agrees to pay Metavante a minimum amount of $20,175,000 during the initial Contract Year (“Baseline Minimum”).

During subsequent Contract Years, Digital Insight shall pay Metavante a minimum amount that is equal to the greater of (a) the Baseline Minimum, or (b) ninety percent (90%) of actual amounts paid by Digital Insight to Metavante during the previous Contract Year (the “Annual Minimum”). In the event Digital Insight’s actual payments for Services to Metavante during any Contract Year are less than the minimum required payments, Metavante shall invoice Digital Insight for the difference and Digital Insight shall pay such amount within thirty (30) days of the invoice.

* * *

***	Omitted pursuant to a confidential treatment request and filed separately with the Commission.

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SCHEDULE E

SERVICE LEVEL SCHEDULE * * *

***	Omitted pursuant to a confidential treatment request and filed separately with the Commission.

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SCHEDULE F * * *

***	Omitted pursuant to a confidential treatment request and filed separately with the Commission.

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SCHEDULE G

SALES AND MARKETING* * *

***	Omitted pursuant to a confidential treatment request and filed separately with the Commission.

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SCHEDULE H

FRAUD RISK * * *

***	Omitted pursuant to a confidential treatment request and filed separately with the Commission.

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